CONSENT OF INDEPENDENT AUDITORS




        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Great American Communications Company for the registration of $200,000,000 of 9-3/4% Series B Senior
   Subordinated Notes due 2004 and to the incorporation by reference therein of our report dated March 4, 1994, with respect to the consolidated financial statements and schedules of Great American Communications Company included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                                 /s/ ERNST & YOUNG




   April 13, 1994
   Cincinnati, Ohio